EXHIBIT 99.2

American Eagle Outfitters, Inc.
July 2008

Recorded Sales Commentary Transcript dated August 7, 2008

Good morning and welcome to the American Eagle Outfitters July 2008 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the four weeks ended August 2, 2008 decreased slightly to $232.8 million, compared to $233.9 million for the four weeks ended August 4, 2007. Comparable store sales declined 7%, compared to a 6% decrease for the same period last year.

The macro environment was challenging in the month of July, and contributed to a decline in traffic and transactions in the AE stores. Specifically, the women's business remained difficult, with a mid-teen comp decline. With the exception of shorts, fleece and dresses, most women's categories were challenging in July. However, we are seeing a positive customer response to select new items across categories such as fashion tops and accessories.

We continue to be pleased with the consistent performance across categories in men's, which delivered a positive mid single-digit comp.

As planned, clearance inventory and related sales were down compared to last July.

Direct to consumer sales increased 21%, driven by increases in traffic and conversion.

A merchandise update arrived in stores this week, providing newness prior to peak back-to-school selling periods. Beginning last week, with our semi-annual All Jeans on Sale event, we have marketing and promotional events planned through August designed to expand and highlight the value offerings to our customers.

Reflecting July sales results, we expect second quarter EPS to be $0.28 compared to $0.37 per share last year.

Thank you for your continued interest in American Eagle Outfitters.